NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS, INC. EARNS $22.8 MILLION IN 2011;
A STRONG $5.8 MILLION FOURTH QUARTER

WARSAW, N.Y., January 25, 2012 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”), the parent company of Five Star Bank, today announced financial results for the fourth quarter and year ended December 31, 2011. Net income was $5.8 million for the fourth quarter of 2011 compared with $5.1 million for the fourth quarter of 2010, bringing the Company’s net income for the full year of 2011 to $22.8 million compared to $21.3 million in 2010. After preferred dividends, fourth quarter diluted earnings per share was $0.39 compared with $0.38 per share for the fourth quarter of 2010. On a year to date basis, diluted earnings per share decreased $0.12 to $1.49 per share as compared to $1.61 per share for the same period last year. The current quarter and year to date earnings per share amounts were impacted by the 2,813,475 additional shares of common stock issued in conjunction with our follow-on public offering completed during the first quarter of 2011.

Highlights for the fourth quarter of 2011 were as follows:

•	Net interest margin remained strong at 4.07%

•	Net interest income increased $536 thousand or 3% compared to the third quarter of 2011

•	Realized pre-tax gains totaling $656 thousand from the sales of certain investment securities

•	Total loans grew $49.6 million or 3% during the fourth quarter

•	Net loan charge-offs were $1.9 million or an annualized 0.51% of average loans for the fourth quarter, including a charge-off of $905 thousand related to one commercial business relationship.

•	Allowance for loan losses was 1.57% of total loans at December 31, 2011 while the provision for loan losses totaled $2.2 million for the fourth quarter of 2011

•	Capital remains well above regulatory minimums, with a leverage ratio of 8.63% and a total risk-based capital ratio of 13.45%

•	Quarterly dividends increased to $0.13 per share

•	Common and tangible book value per share were $15.92 and $13.21, respectively, at December 31, 2011

Highlights for the year ended December 31, 2011 were as follows:

•	Grew total loans $138.8 million or 10%

•	Total deposits increased $48.7 million or 3%

•	Net interest income up $3.1 million or 4%

•	Increased net income $1.5 million or 7%

•	Earned ranking as one of the 100 best performing community banks in the United States by SNL Financial

•	Raised $43 million through successful common equity offering

•	Fully redeemed $37.5 million of Capital Purchase Program (“CPP”) preferred stock and warrant issued to the U.S. Treasury

•	Redeemed $16.7 million of the Company’s 10.20% junior subordinated debentures

“The fourth quarter culminated an exceptional year for us,” commented Peter G. Humphrey, President and Chief Executive Officer. “With our solid financial performance and enhanced capital position resulting from our stock offering earlier this year, a strong foundation has been laid for this franchise that we are confident will drive increased performance and growth benefitting our employees, shareholders, customers and communities for many years into the future.”

The Company announced last week that it had entered into an agreement to acquire four retail banking branches currently owned by HSBC Bank USA, N.A. and four retail banking branches currently owned by First Niagara Bank, N.A. The deposits associated with these branches total approximately $376 million, while loans total approximately $94 million. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close by the end of the third quarter of this year. “This acquisition is an ideal fit because it expands our branch network in Western and Central New York into a fifteenth contiguous county as well as significantly increases our presence in several of our current markets,” said Mr. Humphrey.

Net Interest Income and Net Interest Margin

Net interest income totaled $21.2 million for the three months ended December 31, 2011, an increase of $536 thousand or 3% compared with the third quarter of 2011. Average earning assets increased $25.9 million during the fourth quarter, as a $64.6 million increase in average loans was partially offset by a $38.7 million decrease in investment securities. The Company had another strong quarter of commercial loan production and continues to grow its indirect consumer loan portfolio.

The net interest margin on a tax-equivalent basis was 4.07% in the fourth quarter, an increase of 5 basis points from the third quarter of this year. The Company’s yield on earning-assets decreased by 4 basis points in the fourth quarter of 2011 compared with last quarter. The cost of interest-bearing liabilities decreased 11 basis points as compared with the third quarter of 2011, primarily a result of the redemption of the Company’s 10.20% junior subordinated debentures and the continued re-pricing of the Company’s certificates of deposit.

Net interest income for the year ended December 31, 2011 totaled $81.9 million, an increase of $3.1 million or 4% compared with $78.8 million for the same period last year. Average earning assets increased $98.6 million during 2011 compared with last year, while the tax-equivalent net interest margin decreased 3 basis points to 4.04% during the year ended December 31, 2011.

Noninterest Income

Total noninterest income for the fourth quarter of 2011 was $5.8 million, as compared to $8.0 million for the third quarter of 2011, a decrease of $2.2 million. The majority of the decrease related to lower pre-tax net gains from the sale of investment securities of $656 thousand during the fourth of quarter 2011 compared with $2.3 million during the third quarter 2011. In addition, service charges on deposit accounts and other noninterest income were down from the third quarter of 2011. Service charges on deposit accounts were down $183 thousand in the fourth quarter primarily due to lower overdraft fee income. Other noninterest income decreased by $392 thousand from the third quarter of 2011, as the third quarter included $152 thousand related to non-recurring insurance proceeds and a $175 thousand annual dividend from the sale of credit insurance products.

Noninterest income totaled $23.9 million for the year ended December 31, 2011, compared to $19.5 million for the same period last year. The Company recognized net gains on the sale of investment securities of $3.0 million during 2011, compared to $169 thousand during 2010. Other than temporary impairment (“OTTI”) charges on investment securities totaled $18 thousand and $594 thousand for the years ended December 31, 2011 and 2010, respectively.

Noninterest Expense

Total noninterest expense for the fourth quarter of 2011 was $16.3 million, a decrease of $753 thousand, as compared to $17.0 million for the third quarter of 2011. Excluding the $1.1 million loss on extinguishment of debt from the redemption of the Company’s 10.20% junior subordinated debentures included in third quarter noninterest expense, total noninterest expense increased by $350 thousand when comparing the third and fourth quarters of 2011. Fourth quarter expense includes increases in professional services and other noninterest expense, partially offset by decreases in advertising and promotions and FDIC assessments. Professional services increased $224 thousand during the fourth quarter, largely attributable to the previously mentioned branch acquisition. Other noninterest expense for the fourth quarter included $279 thousand of severance expense associated with workforce realignment in an effort to reduce future costs. Advertising and promotions costs were down $113 thousand during the fourth quarter, as the third quarter expense included seasonal promotions and branch events. FDIC assessments were down $136 thousand, primarily a result of changes made by the FDIC pertaining to the method of calculating assessment rates.

For the full year 2011 noninterest expense was $63.8 million, an increase of $2.9 million or 5% over the full year 2010. Salaries and employee benefits rose by $2.6 million or 8% compared with 2010, reflecting an increase in incentive compensation, which was previously limited under the U.S. Department of the Treasury’s Capital Purchase Program. The aforementioned changes made by the FDIC resulted in a $994 thousand decrease in FDIC assessments compared with 2010. The Company recorded a $1.1 million loss on extinguishment of debt as a result of the $16.7 million redemption of the its 10.20% junior subordinated debentures during the third quarter of 2011.

Balance Sheet

Total loans were $1.485 billion at December 31, 2011, up $49.6 million or 3% from September 30, 2011 and up $138.8 million or 10% from December 31, 2010. Total investment securities were $650.8 million at December 31, 2011, down $51.8 million and $43.7 million from September 30, 2011 and December 31, 2010, respectively.

Deposits were $1.932 billion at December 31, 2011, a decrease of $52.1 million or 3% from the end of the third quarter and up $48.7 million or 3% compared with the fourth quarter of 2010. Public deposit balances decreased $76.3 million during the fourth quarter of 2011 due largely to the seasonality of municipal cash flows. The Company’s deposit mix remains favorably weighted in lower cost demand, savings and money market accounts, which comprised 63.7% of total deposits at the end of the fourth quarter.

Shareholders’ equity was $237.2 million at December 31, 2011, compared with $240.9 million at the end of the third quarter. Net income for the quarter increased shareholders’ equity by $5.8 million, which was partially offset by common and preferred stock dividends of $2.1 million. Accumulated other comprehensive income included in shareholders’ equity decreased $7.5 million during the fourth quarter due primarily to a decrease in the amounts reported in accumulated other comprehensive income related to the Company’s pension and post-retirement benefit plans.

The Company’s leverage ratio and total risk-based capital ratio declined to 8.63% and 13.45%, respectively, at the end of the fourth quarter, compared to 8.67% and 13.49%, respectively, at the end of the third quarter, all of which exceeded the regulatory thresholds required to be classified as a “well capitalized” institution as established by the Company’s primary banking regulators.

“Our strong performance and capital position will allow us to fund the branch acquisition organically without raising additional capital,” added Mr. Humphrey. “We are very excited about this opportunity and the value added to our shareholders by this transaction.”

Asset Quality and Provision for Loan Losses

Non-performing loans totaled $7.1 million at December 31, 2011, down $721 thousand during the fourth quarter of 2011. The Company had a commercial business relationship with a principal balance of $1.9 million, included in nonaccrual loans at September 30, 2011, for which it allocated a $941 thousand specific reserve during the third quarter of 2011. A charge-off of $905 thousand was subsequently recorded for the loan relationship during the fourth quarter of 2011.

Maintaining a position well below the average of our peer group, the ratio of non-performing loans to total loans was 0.48% at December 31, 2011 compared to 0.54% at September 30, 2011, and 0.56% at December 31, 2010. The average of our peer group was 3.26% of total loans at September 30, 2011, the most recent period for which information is available (Source: Federal Financial Institutions Examination Council — Bank Holding Company Performance Report as of September 30, 2011 — Top-tier bank holding companies having consolidated assets between $1 billion and $3 billion).

Non-performing investment securities totaled $1.6 million at December 31, 2011, down from $5.3 million at September 30, 2011 and up from $572 thousand at December 31, 2010. Non-performing investment securities are included in non-performing assets at fair value and represent pooled trust preferred securities on which the Company has stopped accruing interest. The market for these securities began to improve during the second quarter of 2011, resulting in substantial increases to their fair value since the beginning of the year. There have been no securities transferred to non-performing status since the first quarter of 2009. During the fourth quarter of 2011, the Company recognized a gain of $650 thousand from the sale of one of the 11 securities classified as non-performing at September 30, 2011. The security had a fair value of $1.3 million at September 30, 2011 and $97 thousand at December 31, 2010.

Non-performing assets, which include non-performing loans, foreclosed assets and non-performing investment securities, were $9.2 million or 0.39% of total assets at December 31, 2011. This was down significantly from $13.7 million or 0.58% of total assets at September 30, 2011 and up from $8.9 million or 0.40% of total assets at December 31, 2010.

The provision for loan losses was $2.2 million for the fourth quarter of 2011, compared to $3.5 million last quarter and $2.0 million for the fourth quarter of 2010. Net charge-offs were $1.9 million, or 0.51% annualized, of average loans, up from $1.1 million, or 0.32% annualized, of average loans in the third quarter of 2011 and up from $1.2 million, or 0.37% annualized, of average loans in the fourth quarter of 2010. Net charge-offs for the fourth quarter of 2011 includes $905 thousand for the charge-off of a commercial business relationship mentioned above.

The allowance for loan losses was $23.3 million at December 31, 2011, compared $23.0 million at September 30, 2011 and $20.5 million at December 31, 2010. The ratio of the allowance for loan losses to total loans was 1.57% at December 31, 2011, compared with 1.60% at September 30, 2011 and 1.52% at December 31, 2010. The ratio of allowance for loan losses to non-performing loans was 329% at December 31, 2011, compared with 295% at September 30, 2011 and 270% at December 31, 2010.

About Financial Institutions, Inc.

With over $2.3 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. Financial Institutions, Inc. was named to the 2010 Sandler O’Neill Sm-All Stars list of the top performing publicly-traded small-cap banks and thrifts in the nation and was included in the top 100 best performing community banks in the United States according to a ranking released in April 2011 by SNL Financial. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

	2011				2010
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED BALANCE SHEET DATA
(Amounts in thousands)
Cash and cash equivalents	$57,583	67,601	46,084	94,535	39,058
Investment securities:
Available for sale	627,518	679,487	706,958	692,812	666,368
Held-to-maturity	23,297	23,127	24,091	25,284	28,162

Total investment securities	650,815	702,614	731,049	718,096	694,530
Loans held for sale	2,410	2,403	14,511	1,666	3,138
Loans:
Commercial business	233,836	223,796	217,430	209,379	211,031
Commercial mortgage	393,244	381,541	357,463	361,713	352,930
Residential mortgage	113,911	116,432	120,789	123,594	129,580
Home equity	231,766	222,640	215,637	209,961	208,327
Consumer indirect	487,713	465,910	431,611	422,821	418,016
Other consumer	24,306	24,808	25,122	25,051	26,106

Total loans	1,484,776	1,435,127	1,368,052	1,352,519	1,345,990
Allowance for loan losses	23,260	22,977	20,632	20,119	20,466

Total loans, net	1,461,516	1,412,150	1,347,420	1,332,400	1,325,524
Total interest-earning assets (1) (2)	2,115,622	2,115,822	2,094,684	2,068,014	2,040,644
Goodwill	37,369	37,369	37,369	37,369	37,369
Total assets	2,336,353	2,358,811	2,282,944	2,295,116	2,214,307
Deposits:
Noninterest-bearing demand	393,421	395,267	358,574	354,312	350,877
Interest-bearing demand	362,555	404,925	376,306	424,897	374,900
Savings and money market	474,947	476,122	438,173	464,076	417,359
Certificates of deposit	700,676	707,357	699,186	726,296	739,754

Total deposits	1,931,599	1,983,671	1,872,239	1,969,581	1,882,890
Borrowings	150,698	103,075	159,097	68,762	103,877
Total interest-bearing liabilities	1,688,876	1,691,479	1,672,762	1,684,031	1,635,890
Shareholders’ equity	237,194	240,855	233,733	222,823	212,144
Common shareholders’ equity (3)	219,721	223,376	216,254	205,248	158,359
Tangible common shareholders’ equity (4)	182,352	186,007	178,885	167,879	120,990
Securities available for sale – fair value adjustment
included in shareholders’ equity, net of tax	$13,570	14,743	11,486	2,633	1,877
Common shares outstanding	13,803	13,806	13,806	13,793	10,937
Treasury shares	358	356	356	369	411
CAPITAL RATIOS
Leverage ratio	8.63%	8.67	9.30	9.11	8.31
Tier 1 risk-based capital	12.20%	12.23	13.71	13.48	12.34
Total risk based capital	13.45%	13.49	14.96	14.73	13.60
Common equity to assets	9.40%	9.47	9.47	8.94	7.15
Tangible common equity to tangible assets (4)	7.93%	8.01	7.97	7.44	5.56
Common book value per share	$15.92	16.18	15.66	14.88	14.48
Tangible common book value per share (4)	$13.21	13.47	12.96	12.17	11.06

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Year ended		2011				2010
	December 31,		Fourth	Third	Second	First	Fourth
	2011	2010	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA
(Dollar amounts in thousands)
Interest income	$95,118	96,509	23,875	23,774	23,830	23,639	24,297
Interest expense	13,255	17,720	2,721	3,156	3,577	3,801	4,229

Net interest income	81,863	78,789	21,154	20,618	20,253	19,838	20,068
Provision for loan losses	7,780	6,687	2,162	3,480	1,328	810	1,980

Net interest income after provision
for loan losses	74,083	72,102	18,992	17,138	18,925	19,028	18,088

Noninterest income:
Service charges on deposits	8,679	9,585	2,074	2,257	2,243	2,105	2,325
ATM and debit card	4,359	3,995	1,103	1,117	1,123	1,016	961
Broker-dealer fees and commissions	1,829	1,283	500	541	402	386	281
Company owned life insurance	1,424	1,107	457	422	279	266	285
Loan servicing	835	1,124	173	64	249	349	437
Net gain on sale of loans held for sale	880	650	221	318	117	224	276
Net gain on investment securities	3,003	169	656	2,340	4	3	30
Impairment charge on investment securities	(18)	(594)	(18)	—	—	—	(68)
Net gain (loss) on disposal of other assets	67	(203)	23	7	(8)	45	(17)
Other	2,867	2,338	578	970	565	754	764

Total noninterest income	23,925	19,454	5,767	8,036	4,974	5,148	5,274

Noninterest expense:
Salaries and employee benefits	35,439	32,811	9,080	9,104	8,854	8,401	8,389
Occupancy and equipment	10,868	10,818	2,659	2,722	2,644	2,843	2,641
Computer and data processing	2,437	2,487	583	603	648	603	749
Professional services	2,617	2,197	794	570	571	682	579
Supplies and postage	1,778	1,772	441	461	424	452	454
FDIC assessments	1,513	2,507	301	437	168	607	642
Advertising and promotions	1,259	1,121	364	477	253	165	244
Loss on extinguishment of debt	1,083	—	—	1,083	—	—	—
Other	6,800	7,204	2,057	1,555	1,591	1,597	2,675

Total noninterest expense	63,794	60,917	16,279	17,012	15,153	15,350	16,373

Income before income taxes	34,214	30,639	8,480	8,162	8,746	8,826	6,989
Income tax expense	11,415	9,352	2,718	2,664	3,027	3,006	1,891

Net income	$22,799	21,287	5,762	5,498	5,719	5,820	5,098

Preferred stock dividends	3,182	3,725	369	368	370	2,075	933
Net income applicable to
common shareholders	$19,617	17,562	5,393	5,130	5,349	3,745	4,165

STOCK AND RELATED PER SHARE DATA
Net income per share – basic	$1.50	1.62	0.39	0.38	0.39	0.33	0.38
Net income per share – diluted	$1.49	1.61	0.39	0.37	0.39	0.33	0.38
Cash dividends declared on common stock	$0.47	0.40	0.13	0.12	0.12	0.10	0.10
Common dividend payout ratio (5)	31.33%	24.69	33.33	31.58	30.77	30.30	26.32
Dividend yield (annualized)	2.91%	2.11	3.20	3.34	2.93	2.31	2.09
Stock price (Nasdaq: FISI):
High	$20.36	20.74	17.26	17.98	17.93	20.36	20.74
Low	$12.18	10.91	12.18	13.63	15.20	16.40	16.80
Close	$16.14	18.97	16.14	14.26	16.42	17.52	18.97

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Year ended		2011				2010
	December 31,		Fourth	Third	Second	First	Fourth
	2011	2010	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES
(Amounts in thousands)
Federal funds sold and interest-earning deposits	$140	5,034	94	93	116	258	646
Investment securities (1)	685,769	680,756	654,260	692,944	714,490	681,604	704,140
Loans (2):
Commercial business	215,598	206,167	225,274	216,980	212,260	207,669	205,360
Commercial mortgage	370,843	338,149	392,493	368,071	361,265	361,228	346,630
Residential mortgage	121,742	138,954	116,320	118,952	123,294	128,567	133,765
Home equity	216,428	202,189	226,597	217,808	212,439	208,656	206,291
Consumer indirect	444,527	382,977	477,017	450,813	431,728	417,833	416,315
Other consumer	24,686	26,950	24,168	24,644	24,717	25,226	26,081

Total loans	1,393,824	1,295,386	1,461,869	1,397,268	1,365,702	1,349,179	1,334,442
Total interest-earning assets	2,079,733	1,981,176	2,116,223	2,090,305	2,080,308	2,031,041	2,039,228
Goodwill	37,369	37,369	37,369	37,369	37,369	37,369	37,369
Total assets	2,277,149	2,166,596	2,322,303	2,294,856	2,268,359	2,221,778	2,230,381
Interest-bearing liabilities:
Interest-bearing demand	383,122	382,517	378,584	366,567	391,899	395,807	389,792
Savings and money market	451,030	414,953	464,904	436,336	468,130	434,579	434,911
Certificates of deposit	712,411	726,330	703,571	706,435	707,608	732,414	750,919
Borrowings	115,027	86,147	127,914	155,534	97,794	77,870	76,621

Total interest-bearing liabilities	1,661,590	1,609,947	1,674,973	1,664,872	1,665,431	1,640,670	1,652,243
Noninterest-bearing demand deposits	368,268	329,853	388,670	375,518	358,349	350,032	344,387
Total deposits	1,914,831	1,853,653	1,935,729	1,884,856	1,925,986	1,912,832	1,920,009
Total liabilities	2,044,899	1,955,285	2,080,177	2,054,477	2,039,750	2,004,250	2,011,654
Shareholders’ equity	232,250	211,311	242,126	240,379	228,609	217,528	218,727
Common equity (3)	207,189	157,716	224,649	222,900	211,051	169,376	164,999
Tangible common equity (4)	$169,820	120,347	187,280	185,531	173,682	132,007	127,630
Common shares outstanding:
Basic	13,067	10,767	13,636	13,635	13,631	11,336	10,783
Diluted	13,157	10,845	13,722	13,704	13,707	11,467	10,909
SELECTED AVERAGE YIELDS/
RATES AND RATIOS
(Tax equivalent basis)
Federal funds sold and interest-earning deposits	0.20%	0.21	0.18	0.18	0.22	0.21	0.22
Investment securities	2.93%	3.31	2.79	2.95	2.96	3.00	3.00
Loans	5.53%	5.86	5.38	5.45	5.60	5.71	5.80
Total interest-earning assets	4.67%	4.97	4.58	4.62	4.69	4.80	4.83
Interest-bearing demand	0.16%	0.18	0.15	0.16	0.16	0.17	0.18
Savings and money market	0.23%	0.27	0.23	0.23	0.24	0.24	0.26
Certificates of deposit	1.37%	1.79	1.22	1.31	1.42	1.54	1.66
Borrowings	1.58%	3.33	0.45	1.10	2.63	3.12	3.28
Total interest-bearing liabilities	0.80%	1.10	0.64	0.75	0.86	0.94	1.02
Net interest rate spread	3.87%	3.87	3.94	3.87	3.83	3.86	3.81
Net interest rate margin	4.04%	4.07	4.07	4.02	4.00	4.05	4.01
Net income (annualized returns on):
Average assets	1.00%	0.98	0.98	0.95	1.01	1.06	0.91
Average equity	9.82%	10.07	9.44	9.07	10.03	10.85	9.25
Average common equity (6)	9.47%	11.14	9.53	9.13	10.17	8.97	10.01
Average tangible common equity (7)	11.55%	14.59	11.43	10.97	12.35	11.51	12.94
Efficiency ratio (8)	60.55%	60.36	60.49	62.97	58.68	59.97	62.98

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Year ended		2011				2010
	December 31,		Fourth	Third	Second	First	Fourth
	2011	2010	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA
(Dollar amounts in thousands)
Nonaccrual loans	$7,071	7,579	7,071	7,793	6,975	7,315	7,579
Accruing loans past due 90 days or more	5	3	5	4	4	3	3

Total non-performing loans	7,076	7,582	7,076	7,797	6,979	7,318	7,582
Foreclosed assets	475	741	475	582	599	568	741
Non-performing investment securities	1,636	572	1,636	5,341	6,963	567	572

Total non-performing assets	$9,187	8,895	9,187	13,720	14,541	8,453	8,895

Allowance for loan losses	$23,260	20,466	23,260	22,977	20,632	20,119	20,466
Provision for loan losses	7,780	6,687	2,162	3,480	1,328	810	1,980
Net loan charge-offs	$4,986	6,962	1,879	1,135	815	1,157	1,246
Net charge-offs to average loans (annualized)	0.36%	0.54	0.51	0.32	0.24	0.35	0.37
Total non-performing loans to total loans	0.48%	0.56	0.48	0.54	0.51	0.54	0.56
Total non-performing assets to total assets	0.39%	0.40	0.39	0.58	0.64	0.37	0.40
Allowance for loan losses to total loans	1.57%	1.52	1.57	1.60	1.51	1.49	1.52
Allowance for loan losses to
non-performing loans	329%	270	329	295	296	275	270

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) Excludes preferred shareholders’ equity, goodwill and other intangible assets.

(5) Common dividend payout ratio equals dividends declared during the period divided by earnings per share for the equivalent period.

(6) Net income available to common shareholders divided by average common equity.

(7) Net income available to common shareholders divided by average tangible equity.

(8) Efficiency ratio equals noninterest expense less other real estate expense as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains and impairment charges on investment securities.